As filed with Securities and Exchange Commission on October 1, 2001
                                                  Registration No. _____________

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             REGISTRATION STATEMENT
                                   ON FORM S-8
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                          AMERICAN MEDICAL ALERT CORP.
             (Exact name of registrant as specified in its charter)

                   New York                            11-2571221
       (State or other jurisdiction of              (I.R.S. Employer
        incorporation or organization)             Identification No.)

                              3265 Lawson Boulevard
                            Oceanside, New York 11572
                                 (516) 536-5850

          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             2000 STOCK OPTION PLAN
                                       OF
                          AMERICAN MEDICAL ALERT CORP.
                              (Full Title of Plan)


              Howard Siegel, President and Chief Executive Officer
                          American Medical Alert Corp.
                              3265 Lawson Boulevard
                            Oceanside, New York 11572
                     (Name and address of agent for service)

                                 (516) 536-5850
          (Telephone number, including area code, of agent for service)

                                 with a copy to:

                              James Alterbaum, Esq.
                      Jenkens & Gilchrist Parker Chapin LLP
                              The Chrysler Building
                              405 Lexington Avenue
                            New York, New York 10174
                                 (212) 704-6272

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                                CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
 Title of each class of      Amount to be      Proposed Maximum    Proposed Maximum       Amount of
    Securities to be        Registered (1)    Offering Price per  Aggregate Offering  Registration Fee (4)
       Registered                                   Share                Price
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
Common Stock, par        100,000            $2.00 (2)           $  200,000            $50.00
value $.01 per share
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
Common Stock, par        160,000            $2.75 (2)           $  440,000            $110.00
value $.01 per share
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
Common Stock, par        990,000            $1.68 (3)           $1,663,200            $415.80
value $.01 per share
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
         TOTAL:          1,250,000                                                    $575.80
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

(1) This registration statement covers shares of Common Stock of American Medical Alert Corp., which may be sold or offered pursuant to the 2000 Stock Option Plan in accordance with Rule 416. This registration statement also relates to an indeterminate number of shares of Common Stock that may be issued pursuant to the Plan upon stock splits, stock dividends or similar transactions.
(2) With respect to awards that have previously been issued under the 2000 Stock Option Plan, the actual offering price has been used to compute the maximum offering price pursuant to Rule 457(h)(1) of the Securities Act of 1933, as amended.
(3) With respect to the shares of Common Stock that have not yet been awarded under the Stock Option Plan, for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, the registration fee has been calculated on the basis of the average of the high and low prices per share of Common Stock as reported on the NASDAQ Stock Market on September 25, 2001.
(4) Calculated pursuant to Section 6(b) as follows: proposed maximum aggregate offering price multiplied by .00025.

                                    PART II.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents heretofore filed by American Medical Alert Corp. (hereinafter, the "Company") with the Securities Exchange Commission (hereinafter, the "Commission") pursuant to Section 13(a) of the Securities Exchange Act of 1934 (hereinafter, the "1934 Act") are incorporated herein by reference:

         (a) The Company's Annual Report filed on Form 10-KSB for the fiscal year ended December 31, 2001, as filed with the SEC on April 17, 2001, and as amended by Form 10-KSB/A, as filed with the SEC on April 30, 2001;

         (b) The Company's Proxy Statement on Schedule 14A, as filed with the SEC on July 26, 2001;

         (c) The Company's Quarterly Report filed on Form 10-QSB for the quarter ended March 31, 2001, as filed with the SEC on May 15, 2001;

         (d) The Company's Quarterly Report filed on Form 10-QSB for the quarter ended June 30, 2001, as filed with the SEC on August 14, 2001;

         (e) The Company's Current Report on Form 8-K dated (date of earliest event reported) April 4, 2001 (as filed with the SEC on April 5, 2001;

         (f) The Company's Current Report on Form 8-K dated (date of earliest event reported) June 7, 2001 (as filed with the SEC on June 8, 2001);

         (g) The Company's Current Report on Form 8-K dated (date of earliest event reported) August 15, 2001 (as filed with the SEC on August 16, 2001);

         (h) The description of the Company's common stock, par value $0.01 per share (hereinafter, the "Common Stock"), which is contained in the Company's Registration Statement on Form 8-A for the registration of certain classes of securities filed on December 8, 1983, including any amendments and reports filed for the purpose of updating such descriptions.

                  All documents filed by the Company with the Commission subsequent to the date of this Registration Statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as indicated herein.

ITEM 4.  DESCRIPTION OF SECURITIES.

                  Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

                  Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         (a) Section 722 of the New York Business Corporation Law ("NYBCL") provides, in general, that a New York corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he or she was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against any judgment, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or, in the case of service for another entity, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition had no reasonable cause to believe that his or her conduct was unlawful. Section 723 of the NYBCL permits the corporation to pay in advance of a final disposition of such action or proceeding the expenses incurred in defending such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount as, and to the extent, required by statute. Section 721 of the NYBCL provides that indemnification and advancement of expense provisions contained in the NYBCL shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, whether contained in the certificate of incorporation or the by-laws of the corporation or, when authorized by such certificate of incorporation or by-laws,
(i) a resolution of shareholders, (ii) a resolution of directors or (iii) an agreement, provided no indemnification may be made on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active or deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

         (b) Article Seventh of the Company's Certificate of Incorporation, as amended, sets forth as follows:

         "Except as may otherwise be specifically provided in this Certificate of Incorporation, no provision of this Certificate of Incorporation is intended by the corporation to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred under the Business Corporation Law upon the corporation, upon its shareholders, bondholders, and security holders, and upon its directors, officers, and other corporate personnel, including, in particular, the power of the corporation to furnish indemnification to directors and officers in the capacities defined and prescribed by the Business Corporation Law and the defined and prescribed rights of said persons to indemnification as the same are conferred by the Business Corporation Law."

         (c) Article VI of the Company's Amended and Restated By-Laws sets forth as follows:

         "Each person who is made or threatened to be made a party in any civil or criminal action or proceeding by reason of the fact that he or she, his or her testator or intestate is or was a director or officer of the Company or serves or served any other entity in any capacity at the request of the Company shall be indemnified by the Company to the maximum extent permitted by statute as amended from time to time."

         (d) In August, 2001 the Company entered into Indemnification Agreements with each of its directors and officers (each an "Indemnitee"). Pursuant to the Indemnification Agreements, the Company agreed to indemnify the Indemnitee if the Indemnitee was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and including one by or in the right of the Company or by or in the right or any other entity in which the Indemnitee served at the request of the Company (each an "Action") by reason of the fact that the Indemnitee (or the Indemnitee's testator or intestate) is or was a director or officer of the Company or any direct or indirect subsidiary of the Company, or served another entity in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with such Action. The Indemnitee shall be entitled to indemnification only to the extent that (i) with respect to any and all Actions, the Indemnitee acted in good faith, for a purpose which the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or a subsidiary of the Company, and (ii) with respect to any criminal Action, the Indemnitee did not have reasonable cause to believe that the Indemnitee's conduct was unlawful. In case of an action by or in the right of the Company or by or in the right of any other entity in which Indemnitee served as an officer or director, no indemnification shall be made in respect of
(i) any threatened or pending Action which is settled or otherwise disposed of, or (ii) any Action as to which the Indemnitee shall have been adjudged to be liable to the Company or a subsidiary of the Company, unless and only to the extent that the court in which such Action was brought shall determine upon application that, in view of all the circumstances of the Action, the Indemnitee is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses which such court shall deem proper.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

                  Not Applicable.

ITEM 8.  EXHIBITS.

Exhibit
Number            Description
------            -----------

3.01(i)* Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of New York on January 14, 1981.

3.01(ii)*        Certificate of Amendment of the Certificate of Incorporation of
                 the Company, as filed with the Secretary of State of the State of New York on August 12, 1981.

3.01(iii)*       Certificate of Correction of the Certificate of Amendment of
                 the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of New York on December 1,
                 1983.

3.01(iv)*        Certificate of Amendment of the Certificate of Incorporation of
                 the Company, as filed with the Secretary of State of the State of New York on July 2, 1997.

3.01(v)* Certificate of Amendment of the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of New York on June 30, 2000.

3.02 Amended and Restated By-Laws of the Company. (Incorporated herein by reference to Exhibit 4(b) of the Company's Registration Statement on Form S-3, filed with the Commission on June 17, 1996).

4.01 2000 Stock Option Plan of American Medical Alert Corp., effective as of June 28, 2000. (Incorporated herein by reference on Exhibit A of the Company's Definitive Proxy Statement, filed with the Commission and dated June 1, 2000).

5.01* Opinion of Jenkens & Gilchrist Parker Chapin LLP, counsel to the Company, as to the legality of the Common Stock being offered.

23.1*            Consent of Margolin, Winer and Evens LLP, auditors to the
                 Company.

23.2*            Consent of Jenkens & Gilchrist Parker Chapin LLP (contained in
                 Exhibit 5.01).

24.1* Powers of Attorney of certain officers and directors of the Company (included in signature page).

---------------------
  *    Filed herewith.

ITEM 9.           UNDERTAKINGS.

         The Company hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the 1933 Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Nassau, State of New York, on the 1st day of October, 2001.

                                        AMERICAN MEDICAL ALERT CORP.

                                        By: /s/ Howard M. Siegel
                                           -------------------------------------
                                           Howard M. Siegel
                                           President and Chief Executive Officer

                  KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Howard M. Siegel his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this Registration Statement, and to file each such amendment to this Registration Statement with all exhibits thereto, and any and all documents in connection therewith, with the Commission, hereby granting unto said attorney-in-fact and agent full power and authority to do and perform any and all acts and things required and necessary to be done, as fully and to all intents and purposes as, he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed below by the following persons in the capacities and on the 1st day of October, 2001 indicated.


/s/ Howard M. Siegel
---------------------                    Chairman of the Board and Chief
Howard M. Siegel                         Executive Officer


/s/ Ronald Levin
---------------------
Ronald Levin                             Director


/s/ Theodore Simon
---------------------
Theodore Simon                           Director


/s/
---------------------
James F. LaPolla                         Director


/s/ Frederic S. Siegel
---------------------
Frederic S. Siegel                       Director

/s/ Yacov Shamash
---------------------
Yacov Shamash                            Director


/s/ Richard Rallo
---------------------
Richard Rallo                            Controller

                                 EXHIBIT INDEX

Exhibit
Number            Description
------            -----------

3.01(i)* Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of New York on January 14, 1981.

3.01(ii)*        Certificate of Amendment of the Certificate of Incorporation of
                 the Company, as filed with the Secretary of State of the State of New York on August 12, 1981.

3.01(iii)*       Certificate of Correction of the Certificate of Amendment of
                 the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of New York on December 1,
                 1983.

3.01(iv)*        Certificate of Amendment of the Certificate of Incorporation of
                 the Company, as filed with the Secretary of State of the State of New York on July 2, 1997.

3.01(v)* Certificate of Amendment of the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of New York on June 30, 2000.

3.02 Amended and Restated By-Laws of the Company. (Incorporated herein by reference to Exhibit 4(b) of the Company's Registration Statement on Form S-3, filed with the Commission on June 17, 1996).

4.01 2000 Stock Option Plan of American Medical Alert Corp., effective as of June 28, 2000. (Incorporated herein by reference on Exhibit A of the Company's Definitive Proxy Statement, filed with the Commission and dated June 1, 2000).

5.01* Opinion of Jenkens & Gilchrist Parker Chapin LLP, counsel to the Company, as to the legality of the Common Stock being offered.

23.1*            Consent of Margolin, Winer and Evens LLP, auditors to the
                 Company.

23.2*            Consent of Jenkens & Gilchrist Parker Chapin LLP (contained in
                 Exhibit 5.01).

24.1* Powers of Attorney of certain officers and directors of the Company (included in signature page).

---------------------
  *    Filed herewith.